FOR IMMEDIATE RELEASE

Contact:	Thomas R. Butkus, Chairman of the Board, President, and Chief Executive Officer
Jerry A. Weberling Executive Vice President and Chief Financial Officer
(708) 687-7400

AJS Bancorp, Inc. to Deregister with Securities and Exchange Commission

MIDLOTHIAN, IL– October 20, 2016 – AJS Bancorp, Inc. (the “Company”) (OTC Pink: AJSB), the holding company for A.J. Smith Federal Savings Bank, announced today its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934, as amended.  A Form 15 will be filed with the Securities and Exchange Commission (the “SEC”) on October 20, 2016 in order to effect such deregistration.

Thomas R. Butkus, Chairman, President and Chief Executive Officer, said, “The Company is taking this action to reduce the legal, accounting and administrative costs associated with being an SEC reporting company.  The decision by the Board of Directors to deregister was made after careful consideration of the advantages and disadvantages of being a public reporting company and the high costs and demands on management’s time arising from compliance with our ongoing SEC reporting requirements.”

The obligation of the Company to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will be suspended upon filing of the Form 15.  Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of the Company to file proxy materials and other reports with the SEC will also be suspended. The Company intends to continue to report quarterly earnings via press release which will be publicly available on the Company’s website at www.ajsmithbank.com.

After deregistration, the Company anticipates that its common stock will continue to be quoted on the OTC Pink Market to the extent market makers continue to make a market in its shares.  No guarantee, however, can be made that a trading market in the Company’s common stock in any over-the-counter market will be maintained.

About AJS Bancorp, Inc.

AJS Bancorp, Inc. is the holding company for A.J. Smith Federal Savings Bank which was founded in 1892. A.J. Smith Federal Savings Bank is headquartered in Midlothian, Illinois and has two branches in Orland Park, Illinois. The Company had total consolidated assets of $202.6 million and total deposits of $164.4 million as of June 30, 2016. Additional information about the Company is available at www.ajsmithbank.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. AJS Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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